EXHIBIT 10.4

A.G. EDWARDS, INC.
CORPORATE EXECUTIVE BONUS PLAN
2005 RESTATEMENT

1.	Description of the Plan.

The Corporate Executive Bonus Plan is designed to provide certain officers of A.G. Edwards, Inc. and its subsidiaries with a direct participation in the profitability of the Company. A bonus pool is accrued for each fiscal year based on formulas relating to the Company’s Pre-tax Earnings and the net revenues of certain departments. The formulas are determined by the Board of Directors of the Holding Company. The bonus pool is distributed among the participants in the Plan based on their Shares and salary.

2.	Definitions.

“Branch Manager’s Share of Branch Office Profits” means the amount of bonus to which a branch office manager is entitled based on the profits of the branch office that he or she manages, after distributions by such branch officer manager to other personnel, determined consistently in the normal course of business for all branch office managers.

“Company” means the Holding Company and its direct and indirect subsidiaries, individually or collectively, as the context may require.

“Eligible Employee” for a fiscal year means an individual employed by the Company who has satisfied the requirements of Section 3 for such fiscal year.

“Executive Bonus Pool” for a fiscal year means the amount determined pursuant to the formula prescribed in Section 4.

“Executive Bonus First Officer Pool” for a fiscal year means the percentage of the Company’s Pre-tax Earnings designated for such pool by the Board of Directors of the Holding Company for the fiscal year.

“Holding Company” means A.G. Edwards, Inc.

“Merit Bonus First Officer Pool” for a fiscal year means the percentage of the Company’s Pre-tax Earnings designated for such pool by the Board of Directors of the Holding Company for the fiscal year.

“Participant” means an Eligible Employee for a fiscal year who is assigned Shares for such fiscal year in accordance with Section 5, and who has not lost his or her right to receive a bonus for such fiscal year in accordance with Section 6.

“Plan” means the A.G. Edwards, Inc. Corporate Executive Bonus Plan as set forth herein.

“Plan Administrator” means the Compensation Committee of A.G. Edwards & Sons, Inc. or any existing or newly created committee appointed or designated by the Board of Directors of A.G. Edwards & Sons, Inc. or by the Board of Directors of the Holding Company, which may have limited, joint or exclusive authority with respect to this Plan.

“Pre-tax Earnings” for a fiscal year means the earnings reported by the Company on its audited consolidated financial statements for the fiscal year less provision for income taxes, employee bonuses and the Company’s discretionary profit sharing plan contributions.

“Second Officer Pool” for a fiscal year means the percentage of the Company’s Pre-tax Earnings designated for such pool by the Board of Directors of the Holding Company for the fiscal year.

“Senior Executive” means an Eligible Employee designated, from time to time, as a Senior Executive by the Board of Directors of the Holding Company.

“Senior Executive Shares” means the number of shares assigned to a Senior Executive for the purpose of determining a Senior Executive Bonus payable pursuant to this Plan.

“Senior Executive Bonus” for a fiscal year means the value of one Year-End Share for a Senior Executive as determined pursuant to Section 7 of this Plan multiplied by the number of Senior Executive Shares assigned to the Senior Executive.

“Senior Executive Bonus Pool” for a fiscal year shall equal the aggregation of the amount of all Senior Executive Bonus.

“Shares” means the number of units assigned to a Participant for the purpose of determining the portion of the Executive Bonus Pool payable pursuant to this Plan to such Participant for a fiscal year.

“Third Bonus Pool” for a fiscal year means a percentage of the revenues (net of direct expenses) of the departments identified on Exhibit I hereto, as reflected in the monthly profit and loss statements generated by the Company’s general ledger system, which are designated for such pool by the Board of Directors of the Holding Company for the fiscal year determined as provided in Exhibit I.

“Weighted Year-end Shares” means, with respect to any Participant in a fiscal year, the amount determined by multiplying the Year-end Salary of the Participant for the fiscal year by the Participant’s Year-end Shares; dividing such product by 1,000 and rounding the result to the nearest whole integer.

“Year-end Salary” means, with respect to any Participant for a fiscal year, the average rate of salary for the Participant in effect as of each day during the fiscal year while the Participant is employed as an Eligible Employee.

“Year-end Shares” means, with respect to any Participant for a fiscal year, the average of the number of Shares assigned to the Participant as of each day during the fiscal year; provided, a Participant shall be considered as having no Shares on each day that the Participant is not actively employed by the Company.

3.	Eligibility.

Subject to Section 6, officers of the Company who are not otherwise eligible for variable compensation or bonus (such as commissions, sales bonuses or a Branch Manager’s Share of Branch Office Profits) are eligible to participate in the Plan, including regional managers of the Company who are not eligible to receive a Branch Manager’s Share of Branch Office Profits because of a waiver of the right to receive such amount.

Officers of the Company who are eligible to participate in the Plan are not entitled to an assignment of Shares but only receive Shares in the discretion of the Plan Administrator (except the Chief Executive Officer of the Holding Company and officers designated as Senior Executives), and consequently are not necessarily entitled to any payment pursuant to the Plan. The Compensation Committee of the Holding Company will in its discretion determine the number of shares assigned to the Chief Executive Officer of the Holding Company and recommend to the Holding Company Board of Directors the number of Shares for Senior Executives, which the Holding Company determines in its own discretion.

4.    Executive Bonus Pool Accrual Formula.

Unless increased or decreased as provided below, the Executive Bonus Pool for a fiscal year shall be the sum of the following five amounts less the other amounts stated below, all determined as of the last day of such fiscal year (even though actual amounts may not be known and actual distributions may not occur until after such time):

(a)	the Executive Bonus First Officer Pool for the fiscal year;

(b)	the Merit Bonus First Officer Pool for the fiscal year;

(c)	the Second Officer Pool for the fiscal year;

(d)	the Third Bonus Pool for the fiscal year; and

(e)	the total unallocated Branch Manager’s Share of Branch Office Profits that is not paid to regional branch managers because they are Participants in this Plan;

less amounts paid out of the Merit Bonus First Officer Pool as merit bonuses for the fiscal year; and

less amounts paid out of the Second Officer Pool as discretionary bonuses for the fiscal year.

In addition to the accrual formula described above, there will be an accrual for each fiscal year for an amount equal to the Senior Executive Bonus Pool.

The Board of Directors of the Holding Company in its discretion may increase or decrease the Executive Bonus Pool and the Senior Executive Bonus Pool for any fiscal year at any time and in any manner before it is distributed to Participants.

5.	Shares and Salary of Participants.

The Plan Administrator shall assign a number of Shares (which may be zero) to each Eligible Employee (except the Chief Executive Officer of the Holding Company and others designated as Senior Executives) before the beginning of a fiscal year. The Compensation Committee of the Board of Directors of the Holding Company shall assign a number of Shares (which may be zero) to the Chief Executive Officer of the Holding Company and recommend to the Holding Company Board of Directors the number of Shares for Senior Executives before the beginning of a fiscal year. The Holding Company Board of Directors shall assign a number of Shares (which may be zero) to the Senior Executives other than the Chief Executive Officer.

The Plan Administrator in its discretion may adjust the Shares, the salary or both of each Participant (other than the Chief Executive Officer of the Holding Company and others designated as Senior Executives) from time to time during a fiscal year, including, but not limited to, assigning Shares to an individual who becomes an Eligible Employee during the fiscal year. The Compensation Committee of the Board of Directors of the Holding Company in its discretion may adjust the Shares, the salary or both of the Chief Executive Officer of the Holding Company and recommend to the Holding Company Board of Directors adjustment of Shares, the salary or both for Senior Executives from time to time during any fiscal year. The Holding Company Board of Directors in its discretion may adjust the Shares, the salary or both of Senior Executives other than the Chief Executive Officer.

6.	Terminations During the Fiscal Year.

Generally, an individual must be employed by the Company as an Eligible Employee on the last day of a fiscal year to be a Participant entitled to receive a bonus under the Plan for that fiscal year; however, the Plan Administrator may in its discretion permit any Eligible Employee (except the Chief Executive Officer of the Holding Company and other Senior Executives) to receive a bonus under this Plan for such fiscal year if (i) the Eligible Employee retires or dies during any such fiscal year or (ii) the Eligible Employee’s employment is terminated by the Company for any reason after the third month of such fiscal year. The Compensation Committee of the Board of Directors of the Holding Company may in its discretion permit the Chief Executive Officers of the Holding Company and recommend to the Holding Company Board of Directors for other Senior Executives to receive a bonus under this Plan for such fiscal year and the Holding Company Board of Directors may in its discretion permit Senior Executives other than the Chief Executive Officer to receive a bonus under this Plan for such fiscal year if (i) said Participant retires or dies during any such fiscal year or (ii) the Participant’s employment is terminated by the Company for any reason after the third month of such fiscal year.

An Eligible Employee who resigns or is terminated for any reason whatsoever prior to the end of the third month of any fiscal year shall not be entitled to receive a bonus under the Plan for that fiscal year. Further, except as provided above for retirement or death, an Eligible Employee who voluntarily leaves the employment of the Company after the third month of any fiscal year shall not be entitled to receive a bonus under the Plan for that fiscal year.

7.	Bonus Pool Distribution Formula.

The Executive Bonus Pool for a fiscal year shall be distributed on such date or dates as may be specified by the Board of Directors of the Holding Company as follows:

(a)	The Executive Bonus Pool shall be mathematically divided into two portions consisting of two-thirds and one-third, respectively, of the total amount of the Executive Bonus Pool.

(b)	Each Participant who is not a Senior Executiveshall receive an amount equal to the two-thirds portion of the Executive Bonus Pool multiplied by the ratio of such Participant’s Year-end Shares to the total Year-end Shares of all Participants.

(c)	Each Participant who is not a Senior Executive shall receive an amount equal to the one-third portion of the Executive Bonus Pool multiplied by the ratio of such Participant’s Weighted Year-end Shares to the total Weighted Year-end Shares of all Participants.

(d)	Each Senior Executive shall receive an amount equal to their Senior Executive Bonus.

Before the actual amount of the Executive Bonus Pool is determined for a fiscal year, the Company may distribute a portion of such Executive Bonus Pool to Participants based on the Company’s estimate of the amount of such Executive Bonus Pool, with the remainder distributed after the actual amount is determined and on such date or dates as may be specified by the Board of Directors of the Holding Company.

8.	Limitation on Bonus Amount For Certain Executive Officers.

Notwithstanding anything contained herein to the contrary, if a Participant’s compensation that is payable by the Company is subject to the deduction limitation of Section 162(m) of the Internal Revenue Code of 1986 in a fiscal year, then the total amount otherwise payable to such Participant for such fiscal year under this Plan shall be reduced (but not below zero) by the amount necessary, if any, so that the aggregate amount of (i) all compensation paid for such fiscal year to such Participant under this Plan and (ii) all other compensation of such Participant from the Company for such fiscal year does not exceed such deduction limitation. The amount that is not paid to Participants because of the limitation of this Section 8 shall not increase the portion of the Executive Bonus Pool or Senior Executive Pool payable to other Participants but shall be retained by the Company, so that such limitation on the bonus paid to a particular Participant shall not affect the bonus amount payable to any other Participant.

9.	General Administration.

The Plan Administrator shall have the authority to interpret and administer the Plan, to delegate its authority and duties under the Plan, and to take all such steps and make all such rules or determinations in connection with the Plan as it may deem necessary or advisable, including, without limitation, the construction of any ambiguities that may arise in the administration of the Plan and the exclusion of items from the definition of “Pre-tax Earnings,” such as effects of changes in accounting principles, discontinued operations, extraordinary items and similar items. By their participation in the Plan, all Plan Participants agree that such interpretations and determinations made by the Plan Administrator shall be final, conclusive and binding on all Participants if there is any rational basis for such interpretations or determinations.

The Secretary of the Company shall develop procedures and keep detailed records as may be required to implement and document decisions made under the Plan.